Exhibit 99.1

Alcoa Corporation Reports Second Quarter 2025 Results

PITTSBURGH--(BUSINESS WIRE)--July 16, 2025--Alcoa Corporation (NYSE: AA; ASX: AAI) today reported results for the second quarter 2025 that reflect strong operational performance, and a sequential increase in cash despite lower prices for alumina and aluminum and increased tariff costs.

Financial Results and Highlights

M, except per share amounts	2Q25	1Q25	2Q24
Revenue	$3,018	$3,369	$2,906
Net income attributable to Alcoa Corporation	$164	$548	$20
Income per share attributable to Alcoa Corporation common shareholders	$0.62	$2.07	$0.11
Adjusted net income	$103	$568	$30
Adjusted income per common share	$0.39	$2.15	$0.16
Adjusted EBITDA excluding special items	$313	$855	$325

•
Maintained operational performance, including strong aluminum production
•
Progressed the sale of Alcoa’s full ownership interest of 25.1 percent in the joint venture with Saudi Arabian Mining Company (Ma’aden), which closed July 1, 2025
•
Received favorable decision on Australian tax dispute
•
Redirected Canadian produced aluminum to customers outside the U.S. to mitigate additional tariff costs, while maintaining advocacy efforts with policy makers
•
Generated $488 million in cash from operations, a sequential improvement of $413 million
•
Finished the second quarter 2025 with a cash balance of $1.5 billion

“In the second quarter of 2025, we continued our relentless execution on key objectives, which included progressing the sale of our interest in the joint venture with Ma’aden,” said Alcoa President and CEO William F. Oplinger. “We delivered on safety, stability, and operational performance in the quarter despite lower alumina and aluminum pricing.”

Second Quarter 2025 Results

•
Production: Alumina production was flat sequentially at 2.4 million metric tons. In the Aluminum segment, production increased 1 percent sequentially to 572,000 metric tons primarily due to continued progress on the Alumar, Brazil smelter restart.
•
Shipments: In the Alumina segment, third-party shipments of alumina increased 4 percent sequentially primarily due to timing of shipments and increased trading, partially offset by lower sales of externally sourced alumina to fulfill customer commitments. In Aluminum, total shipments increased 4 percent sequentially primarily due to the timing of shipments.
•
Revenue: The Company’s total third-party revenue of $3.0 billion decreased 10 percent sequentially. In the Alumina segment, third-party revenue decreased 28 percent on a decrease in average realized third-party price, partially offset by increased shipments. In the Aluminum segment, third-party revenue increased 3 percent on increased shipments and favorable currency impacts, partially offset by a decrease in average realized third-party price. Increases in the Midwest premium (U.S. and Canada) were more than fully offset by lower average London Metal Exchange prices (on a 15-day lag), resulting in decreased average realized third-party price of aluminum.
•
Net income attributable to Alcoa Corporation was $164 million, or $0.62 per common share. Sequentially, the results reflect lower alumina and aluminum prices and increased tariff costs on imported aluminum. Additionally, the results reflect decreased income taxes primarily due to lower earnings and favorable changes in mark-to-market contracts (see below).

In the second quarter 2025, Alcoa incurred approximately $115 million for tariff costs on imports of aluminum to the U.S. from Canada. U.S. Section 232 tariffs were 25 percent from March 12, 2025 until increasing to 50 percent on June 4, 2025.

•
Adjusted net income was $103 million, or $0.39 per common share, excluding the impact from net special items of $61 million. Notable special items include mark-to-market gains on foreign exchange and energy contracts of $79 million, partially offset by net restructuring charges of $14 million.
•
Adjusted EBITDA excluding special items was $313 million, a sequential decrease of $542 million primarily due to lower alumina and aluminum prices and increased tariff costs on aluminum imported to the U.S.
•
Cash: Alcoa ended the quarter with a cash balance of $1.5 billion. Cash provided from operations was $488 million. Cash used for financing activities was $67 million primarily related to $37 million of net payments on short-term borrowings and $27 million in cash dividends on stock. Cash used for investing activities was $132 million primarily due to capital expenditures of $131 million. Free cash flow was $357 million.
•
Working capital: For the second quarter, Receivables from customers of $1.0 billion, Inventories of $2.2 billion and Accounts payable, trade of $1.6 billion comprised DWC working capital. Alcoa reported 47 days working capital consistent with the first quarter 2025, with an increase in inventory days fully offset by an increase in accounts payable days and a decrease in accounts receivable days. The change in inventory and accounts payable days was primarily due to decreased sales. Accounts receivable decreased primarily due to lower pricing for alumina.

Key Actions

•
San Ciprián complex: The restart of the San Ciprián smelter was paused in April 2025 following a widespread power outage across Spain, until the Spanish Government could provide sufficient details on the cause of the power outage and the measures being taken to prevent a reoccurrence. On July 14, 2025, the Company and its joint venture partner, IGNIS Equity Holdings, SL, announced that the restart process of the San Ciprián smelter would resume after reviewing the Spanish Government’s report on the circumstances that caused the power outage, and the planned measures and investments aimed at providing improved grid resilience, and receiving assurances from the Spanish Government that it will continue to promote measures to provide reliable and competitive energy. The Company expects that the restart will be completed by mid-2026.

Based on recent pricing, the Company expects to record a net loss (pre-tax and noncontrolling interest) for the smelter of approximately $90 million to $110 million, or $0.35 to $0.42 per common share in 2025, and associated cash used by operations for the smelter is expected to approximate $110 million to $130 million in 2025. The unfavorable change from prior estimates is due to the delay in the completion of the restart and related revenue from 2025 into 2026.

•
Ma’aden joint venture: On July 1, 2025, Alcoa completed the sale of its full ownership interest of 25.1 percent in the Ma’aden joint venture, comprised of the Ma’aden Bauxite and Alumina Company and the Ma’aden Aluminium Company, to Ma’aden for total consideration of $1.35 billion, comprised of 85,977,547 shares (valued at $1.2 billion as of closing) and $150 million in cash (to be used primarily for related taxes and transaction costs). In the third quarter 2025, Alcoa expects to recognize a gain of approximately $780 million and subsequent changes in fair value of the shares within Other income. Consistent with prior transactions, Alcoa reflects gains or losses from non-core asset sales and mark-to-market financial instruments as special items.
•
Australian tax decision: On April 30, 2025, Alcoa received a favorable decision from the Administrative Review Tribunal of Australia (ART) in relation to a review of decisions of the Australian Taxation Office (ATO) regarding certain disputed tax liabilities. The dispute related to the transfer pricing of certain historic third-party alumina sales pursuant to which the ATO asserted that additional tax was owed. The ART decided that no additional tax is owed, consistent with Alcoa’s long-held position related to this matter. The ATO did not appeal the decision and the disputed claims (and additional related interest and penalties) have been withdrawn. In accordance with the ATO’s dispute resolution practices, Alcoa previously paid $69 (A$107) million, representing 50 percent of the assessed income tax amount, which was refunded with $9 (A$13) million of accrued interest in July 2025. Accrued cash taxes of $225 (A$346) million related to interest deducted against taxable income through the decision date are payable by Alcoa by June 1, 2026.
•
Tariffs: During the second quarter 2025, Alcoa redirected aluminum produced by the Company’s Canadian smelters to customers outside the U.S. to mitigate additional tariff costs. Additionally, the Company maintained active engagement with administrations, governments, and policy makers, primarily in the U.S. and Canada, regarding the impacts of tariffs.
•
Western Australia mine approvals: On May 29, 2025, the Western Australian Environmental Protection Authority (WA EPA) opened a 12-week public comment period on the Company’s two mine plans in Western Australia, which include the plan for the next major mine regions (Myara North and Holyoake) and the rolling five-year mine plan (2023-2027) referred to the WA EPA by a third-party in 2023. Following this public consultation period and the Company’s response to any clarifications requested by the WA EPA, the WA EPA will publish its assessment and recommendations. An appeals process of the assessment and recommendations will follow before Ministerial decisions are finalized.

The Ministerial decisions were expected by the first quarter of 2026 per the indicative timeline the WA EPA set in the third quarter of 2024. From both the Company and the WA EPA perspective, the indicative timeline is no longer achievable primarily due to the complexity related to advancing both mine approvals, the extensive documentation provided by the Company and independent experts, and the additional work expected in summarizing and responding to submissions received in the public comment period. At the end of the public consultation, the Company expects that a revised timeline will be published. The Company is committed to continuing to work collaboratively with the WA EPA and other stakeholders to achieve Ministerial decisions as early as possible in 2026. The Company has multiple contingency plans and expects to access bauxite similar to recent grades until the Company can transition to the new mine regions.

2025 Outlook

The following outlook does not include reconciliations of the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted Net Income, including transformation, intersegment eliminations and other corporate Adjusted EBITDA; operational tax expense; and other expense; each excluding special items, to the most directly comparable forward-looking GAAP financial measures because it is impractical to forecast certain special items, such as restructuring charges and mark-to-market contracts, without unreasonable efforts due to the variability and complexity associated with predicting the occurrence and financial impact of such special items. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Alcoa expects 2025 total Alumina segment production and shipments to remain unchanged from its prior projection, ranging between 9.5 to 9.7 million metric tons, and between 13.1 and 13.3 million metric tons, respectively. The difference between production and shipments reflects trading volumes and externally sourced alumina to fulfill customer contracts due to the curtailment of the Kwinana refinery.

Alcoa expects 2025 total Aluminum segment production to remain unchanged from its prior projection, ranging between 2.3 and 2.5 million metric tons. The Company has decreased its 2025 projection for aluminum shipments to range between 2.5 and 2.6 million metric tons, a reduction of between 0.1 and 0.2 million metric tons from the prior projection primarily due to the reduced production at the San Ciprián smelter as a result of the delayed restart.

Within the third quarter 2025 Alumina Segment Adjusted EBITDA, the Company expects sequential favorable impacts of approximately $20 million due to lower maintenance costs and efficiencies at higher production rates.

For the third quarter 2025, the Aluminum segment expects sequential unfavorable impacts of approximately $90 million due to U.S. Section 232 tariffs on imports of aluminum from Canada. Alumina costs in the Aluminum segment are expected to be favorable by approximately $100 million sequentially.

The Company expects Other expenses for the third quarter 2025 to remain consistent with the second quarter 2025.

Based on current alumina and aluminum market conditions, Alcoa expects third quarter 2025 operational tax expense to approximate $50 million to $60 million, which may vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) / 7:00 a.m. Australian Eastern Standard Time (AEST) on Wednesday, July 16, 2025 / Thursday, July 17, 2025, to present second quarter 2025 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on July 16, 2025 / 6:15 a.m. AEST on July 17, 2025. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls, media broadcasts, and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website or such other websites or platforms referenced herein into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA; ASX: AAI) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, X, YouTube and LinkedIn.

Cautionary Statement on Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) the impact of global economic conditions on the aluminum industry and aluminum end-use markets; (b) volatility and declines in aluminum and alumina demand and pricing, including global, regional, and product-specific prices, or significant changes in production costs which are linked to LME or other commodities; (c) the disruption of market-driven balancing of global aluminum supply and demand by non-market forces; (d) competitive and complex conditions in global markets; (e) our ability to obtain, maintain, or renew permits or approvals necessary for our mining operations; (f) rising energy costs and interruptions or uncertainty in energy supplies; (g) unfavorable changes in the cost, quality, or availability of raw materials or other key inputs, or by disruptions in the supply chain; (h) economic, political, and social conditions, including the impact of trade policies, tariffs, and adverse industry publicity; (i) legal proceedings, investigations, or changes in foreign and/or U.S. federal, state, or local laws, regulations, or policies; (j) changes in tax laws or exposure to additional tax liabilities; (k) climate change, climate change legislation or regulations, and efforts to reduce emissions and build operational resilience to extreme weather conditions; (l) disruptions in the global economy caused by ongoing regional conflicts; (m) fluctuations in foreign currency exchange rates and interest rates, inflation and other economic factors in the countries in which we operate; (n) global competition within and beyond the aluminum industry; (o) our ability to achieve our strategies or expectations relating to environmental, social, and governance considerations; (p) claims, costs, and liabilities related to health, safety and environmental laws, regulations, and other requirements in the jurisdictions in which we operate; (q) liabilities resulting from impoundment structures, which could impact the environment or cause exposure to hazardous substances or other damage; (r) dilution of the ownership position of the Company’s stockholders, price volatility, and other impacts on the price of Alcoa common stock by the secondary listing of the Alcoa common stock on the Australian Securities Exchange; (s) our ability to obtain or maintain adequate insurance coverage; (t) our ability to execute on our strategy to reduce complexity and optimize our asset portfolio and to realize the anticipated benefits from announced plans, programs, initiatives relating to our portfolio, capital investments, and developing technologies; (u) our ability to integrate and achieve intended results from joint ventures, other strategic alliances, and strategic business transactions; (v) our ability to fund capital expenditures; (w) deterioration in our credit profile or increases in interest rates; (x) impacts on our current and future operations due to our indebtedness; (y) our ability to continue to return capital to our stockholders through the payment of cash dividends and/or the repurchase of our common stock; (z) cyber attacks, security breaches, system failures, software or application vulnerabilities, or other cyber incidents; (aa) labor market conditions, union disputes and other employee relations issues; (bb) a decline in the liability discount rate or lower-than-expected investment returns on pension assets; and (cc) the other risk factors discussed in Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other reports filed by Alcoa with the SEC. Alcoa cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market. Neither Alcoa nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements and none of the information contained herein should be regarded as a representation that the forward-looking statements contained herein will be achieved.

Non-GAAP Financial Measures

This news release contains reference to certain financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Alcoa Corporation believes that the presentation of these non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Certain definitions, reconciliations to the most directly comparable GAAP financial measures and additional details regarding management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries

Statement of Consolidated Operations (unaudited)

(dollars in millions, except per-share amounts)

	Quarter Ended
	June 30, 2025	March 31, 2025	June 30, 2024
Sales	$3,018	$3,369	$2,906

Cost of goods sold (exclusive of expenses below)	2,652	2,438	2,533
Selling, general administrative, and other expenses	82	71	69
Research and development expenses	12	12	13
Provision for depreciation, depletion, and amortization	153	148	163
Restructuring and other charges, net	14	5	18
Interest expense	56	53	40
Other income, net	(112)	(26)	(22)
Total costs and expenses	2,857	2,701	2,814

Income before income taxes	161	668	92
Provision for income taxes	10	120	61

Net income	151	548	31

Less: Net (loss) income attributable to noncontrolling interest	(13)	—	11

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$164	$548	$20

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS(1):
Basic:
Net income	$0.63	$2.08	$0.11
Average number of common shares	258,900,166	258,747,899	179,560,596

Diluted:
Net income	$0.62	$2.07	$0.11
Average number of common shares	260,344,776	260,366,376	181,056,581

(1)
For the quarter ended June 30, 2025, dividends paid on preferred stock were $1 and undistributed earnings of $1 were allocated to preferred stock under the two-class method required by GAAP. For the quarter ended March 31, 2025, undistributed earnings of $9 were allocated to preferred stock under the two-class method required by GAAP.

Alcoa Corporation and subsidiaries

Statement of Consolidated Operations (unaudited)

(dollars in millions, except per-share amounts)

	Six Months Ended
	June 30, 2025	June 30, 2024
Sales	$6,387	$5,505

Cost of goods sold (exclusive of expenses below)	5,090	4,937
Selling, general administrative, and other expenses	153	129
Research and development expenses	24	24
Provision for depreciation, depletion, and amortization	301	324
Restructuring and other charges, net	19	220
Interest expense	109	67
Other (income) expenses, net	(138)	37
Total costs and expenses	5,558	5,738

Income (loss) before income taxes	829	(233)
Provision for income taxes	130	43

Net income (loss)	699	(276)

Less: Net loss attributable to noncontrolling interest	(13)	(44)

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$712	$(232)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS(1):
Basic:
Net income (loss)	$2.71	$(1.29)
Average number of common shares	258,824,453	179,403,447

Diluted:
Net income (loss)	$2.69	$(1.29)
Average number of common shares	260,283,168	179,403,447

(1)
For the six months ended June 30, 2025, dividends paid on preferred stock were $1 and undistributed earnings of $10 were allocated to preferred stock under the two-class method required by GAAP.

Alcoa Corporation and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,514	$1,138
Receivables from customers	979	1,096
Other receivables	225	143
Inventories	2,220	1,998
Fair value of derivative instruments	69	25
Prepaid expenses and other current assets(1)	388	514
Total current assets	5,395	4,914
Properties, plants, and equipment	20,413	19,550
Less: accumulated depreciation, depletion, and amortization	13,742	13,161
Properties, plants, and equipment, net	6,671	6,389
Investments	1,016	980
Deferred income taxes	317	284
Fair value of derivative instruments	54	—
Other noncurrent assets(2)	1,528	1,497
Total assets	$14,981	$14,064
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,633	$1,805
Accrued compensation and retirement costs	354	362
Taxes, including income taxes	246	102
Fair value of derivative instruments	286	263
Other current liabilities	674	788
Long-term debt due within one year	75	75
Total current liabilities	3,268	3,395
Long-term debt, less amount due within one year	2,574	2,470
Accrued pension benefits	235	256
Accrued other postretirement benefits	397	412
Asset retirement obligations	688	691
Environmental remediation	185	182
Fair value of derivative instruments	862	836
Noncurrent income taxes	79	9
Other noncurrent liabilities and deferred credits	458	656
Total liabilities	8,746	8,907
MEZZANINE EQUITY
Noncontrolling interest	100	—
EQUITY
Preferred stock	—	—
Common stock	3	3
Additional capital	11,560	11,587
Accumulated deficit	(664)	(1,323)
Accumulated other comprehensive loss	(4,764)	(5,110)
Total equity	6,135	5,157
Total liabilities, mezzanine equity, and equity	$14,981	$14,064

(1)
This line item includes $20 and $43 of current restricted cash at June 30, 2025 and December 31, 2024, respectively.
(2)
This line item includes $68 and $53 of noncurrent restricted cash at June 30, 2025 and December 31, 2024, respectively.

Alcoa Corporation and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six Months Ended June 30,
	2025	2024
CASH FROM OPERATIONS
Net income (loss)	$699	$(276)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	301	324
Deferred income taxes	72	(75)
Equity income, net of dividends	(4)	(8)
Restructuring and other charges, net	19	220
Net loss from investing activities – asset and investment sales	2	17
Net periodic pension benefit cost	9	5
Stock-based compensation	23	22
Gain on mark-to-market derivative financial contracts	(82)	(19)
Other	49	31
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease (increase) in receivables	149	(283)
(Increase) decrease in inventories	(111)	157
Decrease in prepaid expenses and other current assets	127	23
Decrease in accounts payable, trade	(233)	(57)
Decrease in accrued expenses	(148)	(30)
(Decrease) increase in taxes, including income taxes	(106)	70
Pension contributions	(14)	(10)
(Increase) decrease in noncurrent assets	(97)	25
Decrease in noncurrent liabilities	(92)	(72)
CASH PROVIDED FROM OPERATIONS	563	64

FINANCING ACTIVITIES
Additions to debt	1,040	989
Payments on debt	(990)	(266)
Dividends paid on Alcoa preferred stock	(1)	—
Dividends paid on Alcoa common stock	(52)	(37)
Payments related to tax withholding on stock-based compensation awards	(5)	(15)
Financial contributions for the divestiture of businesses	(5)	(12)
Contributions from noncontrolling interest	27	65
Distributions to noncontrolling interest	—	(32)
Other	(4)	(13)
CASH PROVIDED FROM FINANCING ACTIVITIES	10	679

INVESTING ACTIVITIES
Capital expenditures	(224)	(265)
Proceeds from the sale of assets	—	2
Additions to investments	(29)	(17)
Sale of investments	11	—
Other	2	(1)
CASH USED FOR INVESTING ACTIVITIES	(240)	(281)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	35	(16)
Net change in cash and cash equivalents and restricted cash	368	446
Cash and cash equivalents and restricted cash at beginning of year	1,234	1,047
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,602	$1,493

Alcoa Corporation and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q24	2Q24	3Q24	4Q24	2024	1Q25	2Q25
Alumina:
Bauxite production (mdmt)	10.1	9.5	9.4	9.3	38.3	9.5	9.3
Third-party bauxite shipments (mdmt)	1.0	1.5	1.5	2.4	6.4	3.0	2.9
Alumina production (kmt)	2,670	2,539	2,435	2,390	10,034	2,355	2,351
Third-party alumina shipments (kmt)	2,397	2,267	2,052	2,289	9,005	2,105	2,195
Intersegment alumina shipments (kmt)	943	1,025	1,027	1,199	4,194	1,093	1,089
Produced alumina shipments (kmt)	2,621	2,595	2,366	2,468	10,050	2,316	2,384
Average realized third-party price per metric ton of alumina	$372	$399	$485	$636	$472	$575	$378
Adjusted operating cost per metric ton of produced alumina shipped	$304	$313	$310	$310	$309	$312	$323

Third-party bauxite sales	$64	$96	$93	$128	$381	$243	$208
Third-party alumina sales	897	914	1,003	1,467	4,281	1,220	843
Intersegment alumina sales	395	457	565	846	2,263	712	467
Adjusted operating costs(1)	796	814	734	766	3,110	723	770
Other segment items(2)	421	467	560	959	2,407	788	609
Segment Adjusted EBITDA(3)	$139	$186	$367	$716	$1,408	$664	$139

Depreciation and amortization	$87	$90	$85	$86	$348	$76	$80
Equity (loss) income	$(11)	$2	$6	$25	$22	$15	$(9)

Aluminum:
Aluminum production (kmt)	542	543	559	571	2,215	564	572
Total aluminum shipments (kmt)	634	677	638	641	2,590	609	634
Produced aluminum shipments (kmt)	550	595	566	566	2,277	567	581
Average realized third-party price per metric ton of aluminum	$2,620	$2,858	$2,877	$3,006	$2,841	$3,213	$3,143
Adjusted operating cost per metric ton of produced aluminum shipped	$2,323	$2,256	$2,392	$2,675	$2,410	$2,775	$2,718

Third-party sales	$1,638	$1,895	$1,802	$1,895	$7,230	$1,901	$1,956
Intersegment sales	4	3	5	4	16	4	5
Adjusted operating costs(1)	1,279	1,342	1,353	1,514	5,488	1,574	1,578
Other segment items(2)	313	323	274	191	1,101	197	286
Segment Adjusted EBITDA(3)	$50	$233	$180	$194	$657	$134	$97

Depreciation and amortization	$68	$68	$68	$68	$272	$67	$66
Equity income (loss)	$2	$21	$(11)	$(17)	$(5)	$(6)	$3

Reconciliation of Total Segment Adjusted EBITDA to Consolidated net (loss) income attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(3)	$189	$419	$547	$910	$2,065	$798	$236
Unallocated amounts:
Transformation(4)	(14)	(16)	(14)	(18)	(62)	(12)	(21)
Intersegment eliminations	(8)	(29)	(38)	(156)	(231)	103	135
Corporate expenses(5)	(34)	(41)	(39)	(46)	(160)	(37)	(45)
Provision for depreciation, depletion, and amortization	(161)	(163)	(159)	(159)	(642)	(148)	(153)
Restructuring and other charges, net	(202)	(18)	(30)	(91)	(341)	(5)	(14)
Interest expense	(27)	(40)	(44)	(45)	(156)	(53)	(56)
Other (expenses) income, net	(59)	22	(12)	(42)	(91)	26	112
Other(6)	(9)	(42)	(27)	(15)	(93)	(4)	(33)
Consolidated (loss) income before income taxes	(325)	92	184	338	289	668	161
Benefit from (provision for) income taxes	18	(61)	(86)	(136)	(265)	(120)	(10)
Net loss (income) attributable to noncontrolling interest	55	(11)	(8)	—	36	—	13
Consolidated net (loss) income attributable to Alcoa Corporation	$(252)	$20	$90	$202	$60	$548	$164

The difference between segment totals and consolidated amounts is in Corporate.

(1)
Adjusted operating costs includes all production related costs for alumina or aluminum produced and shipped: raw materials consumed; conversion costs, such as labor, materials, and utilities; and plant administrative expenses.
(2)
Other segment items include costs associated with trading activity, the Alumina segment’s purchase of bauxite from offtake or other supply agreements, the Alumina segment’s commercial shipping services, and the Aluminum segment’s energy assets; other direct and non-production related charges; Selling, general administrative, and other expenses; and Research and development expenses.
(3)
Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
(4)
Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.
(5)
Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.
(6)
Other includes certain items that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions, except per-share amounts)

Adjusted Income	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024
Net income attributable to Alcoa Corporation	$164	$548	$20

Special items:
Restructuring and other charges, net	14	5	18
Other special items(1)	(77)	11	(18)
Discrete and other tax items impacts(2)	3	2	—
Tax impact on special items(3)	1	2	5
Noncontrolling interest impact(3)	(2)	—	5
Subtotal	(61)	20	10

Net income attributable to Alcoa Corporation – as adjusted	$103	$568	$30

Diluted EPS(4):
Net income attributable to Alcoa Corporation common shareholders	$0.62	$2.07	$0.11

Net income attributable to Alcoa Corporation common shareholders – as adjusted	$0.39	$2.15	$0.16

Net income attributable to Alcoa Corporation – as adjusted and Diluted EPS – as adjusted are non-GAAP financial measures. Management believes these measures are meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider Net income attributable to Alcoa Corporation and Diluted EPS determined under GAAP as well as Net income attributable to Alcoa Corporation – as adjusted and Diluted EPS – as adjusted.

(1) Other special items include the following:

•
for the quarter ended June 30, 2025, a net favorable change in mark-to-market foreign exchange ($72) and energy ($7) derivative instruments, external costs related to portfolio actions ($6), costs related to the restart process at the San Ciprián, Spain smelter ($3), a gain on sale of a non-core investment ($3), and a net benefit for other special items ($4);
•
for the quarter ended March 31, 2025, a charge for debt settlement expenses ($12), a net favorable change in mark-to-market energy derivative instruments ($5), external costs related to portfolio actions ($3), costs related to the restart process at the San Ciprián smelter ($2), and a benefit for other special items ($1); and,
•
for the quarter ended June 30, 2024, a net favorable change in mark-to-market energy derivative instruments ($26), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($4), external costs related to portfolio actions ($2), and net charges for other special items ($2).

(2) Discrete and other tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

•
for the quarter ended June 30, 2025, a net charge for discrete tax items ($3); and,
•
for the quarter ended March 31, 2025, a net charge for discrete tax items ($2).

(3) The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4) For the quarter ended June 30, 2025, dividends paid on preferred stock were $1 and undistributed earnings of $1 were allocated to preferred stock under the two-class method. For the quarter ended March 31, 2025, undistributed earnings of $9 and undistributed earnings – as adjusted of $9 were allocated to preferred stock under the two-class method.

Alcoa Corporation and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Adjusted EBITDA	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024

Net income attributable to Alcoa Corporation	$164	$548	$20

Add:
Net (loss) income attributable to noncontrolling interest	(13)	—	11
Provision for income taxes	10	120	61
Other income, net	(112)	(26)	(22)
Interest expense	56	53	40
Restructuring and other charges, net	14	5	18
Provision for depreciation, depletion, and amortization	153	148	163

Adjusted EBITDA	272	848	291

Special items(1)	41	7	34

Adjusted EBITDA, excluding special items	$313	$855	$325

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1) Special items include the following (see reconciliation of Adjusted Income above for additional information):

•
for the quarter ended June 30, 2025, the mark-to-market contracts associated with the Portland, Australia smelter generated gains ($30) in Other income, net which economically offset a portion of the cost of power recorded in Cost of goods sold. This non-GAAP reclass presents the net cost of power within Cost of goods sold. This was in addition to external costs related to portfolio actions ($6), costs related to the restart process at the San Ciprián, Spain smelter ($3), and charges for other special items ($2);
•
for the quarter ended March 31, 2025, external costs related to portfolio actions ($3), net cost of power associated with the Portland smelter ($2), and costs related to the restart process at the San Ciprián smelter ($2); and,
•
for the quarter ended June 30, 2024, net cost of power associated with the Portland smelter ($29), external costs related to portfolio actions ($2), and net charges for other special items ($3).

Alcoa Corporation and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Free Cash Flow	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024
Cash provided from operations	$488	$75	$287

Capital expenditures	(131)	(93)	(164)

Free cash flow	$357	$(18)	$123

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are necessary to maintain and expand Alcoa Corporation’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt and Adjusted Net Debt

	June 30, 2025	December 31, 2024
Short-term borrowings	$8	$50
Long-term debt due within one year	75	75
Long-term debt, less amount due within one year	2,574	2,470
Total debt	2,657	2,595

Less: Cash and cash equivalents	1,514	1,138

Net debt	1,143	1,457

Plus: Net pension / OPEB liability	555	600

Adjusted net debt	$1,698	$2,057

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Adjusted net debt is also a non-GAAP financial measure. Management believes this measure is meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability.

Alcoa Corporation and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

DWC Working Capital and Days Working Capital

	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024
Receivables from customers	$979	$1,203	$939

Add: Inventories	2,220	2,182	1,975

Less: Accounts payable, trade	(1,633)	(1,629)	(1,619)

DWC working capital	$1,566	$1,756	$1,295

Sales	$3,018	$3,369	$2,906

Number of days in the quarter	91	90	91

Days working capital(1)	47	47	41

DWC working capital and Days working capital are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)
Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact:	Yolande Doctor	+1 412 992 5450	Yolande.B.Doctor@alcoa.com
Media Contact:	Courtney Boone	+1 412 527 9792	Courtney.Boone@alcoa.com